EXHIBIT 10.4

RESTRICTED STOCK UNIT AWARD

RESTRICTED STOCK UNIT AWARD AGREEMENT dated as of                                 , between PepsiAmericas, Inc., a Delaware corporation (the “Corporation”), and (Employee Name), an employee of the Corporation or one of its subsidiaries (the “Employee”).

WHEREAS, the Board of Directors of the Corporation has established and the shareholders have approved the Corporation’s 2000 Stock Incentive Plan, as most recently amended in 2005 (the “Plan”);

WHEREAS, the Management Resources and Compensation Committee of the Board of Directors of the Corporation (the “Committee”), in accordance with the provisions of the Plan, has determined that the Employee is entitled to a Restricted Stock Unit Award under the Plan;

NOW, THEREFORE, in consideration of the foregoing and the Employee’s acceptance of the terms and conditions hereof, the parties hereto have agreed, and do hereby agree, as follows:

1.                                       The Corporation hereby grants to the Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, (number of units) Restricted Stock Units on the terms and conditions herein set forth (the “Restricted Stock Units”).

2.                                       During the period before restrictions on the Restricted Stock Units awarded hereunder lapse or the Restricted Stock Units are forfeited (the “Restriction Period”), no shares of Common Stock of the Corporation shall be set aside for the benefit of the Employee.  Further, the Employee has no right to vote any shares or receive any dividends on Common Stock with respect to this Award during the Restriction Period.

3.                                       If the Employee shall have been continuously in the employment of the Corporation for a period of three years from the date of grant of this Restricted Stock Unit Award, the Corporation shall deliver to the Employee a lump sum cash payment equal to the product of the number of Restricted Stock Units awarded under this Agreement multiplied by the fair market value of the Corporation’s Common Stock on the third anniversary of the date of grant, or if such date is not a trading day at the New York Stock Exchange then the first trading day immediately following the third anniversary of the date of grant.  If the Corporation’s Common Stock is no longer traded on New York Stock Exchange, the Committee shall, with the advice of its outside accountants, determine the fair market value of the Corporation’s Common Stock for purposes of making this calculation.

4.                                       In the event of the termination of the Employee’s employment with the Corporation by reason of (a) the Employee’s Retirement at a time when the Employee is at least 55 years of age, if Corporation approved, or (b) the death of the Employee, and if there then remain any Restricted Stock Units subject to restrictions hereunder, then such restrictions shall be deemed to have lapsed and a lump sum cash payment calculated in accordance with Section 3 shall forthwith be delivered to the Employee (or the legatees under the last will of the Employee, or to the personal representatives or distributees of the Employee).

5.                                       In the event of the termination of the Employee’s employment with the Corporation by reason of the permanent and total disability of the Employee (within the meaning of Section 22(e)(3) of the Code), and if there then remain any Restricted Stock Units subject to restrictions hereunder, then the Restricted Stock Units shall continue to vest until such restrictions shall be deemed to have lapsed.

6.                                       Should the Employee be a key employee as that term in defined in Section 416 of the Internal Revenue Code, any payment hereunder resulting from termination of employment pursuant to Section 4 or 5 shall be deferred until the later of six months from the date of the Employee’s termination of employment or the date all restrictions applying to this Award lapse.

7.                                       Except as provided in Sections 4 and 5, if the Employee ceases to be an employee of the Corporation during the Restriction Period, then the Restricted Stock Units to which the Employee has not theretofore become entitled pursuant to Section 3 shall be forfeited, and all rights of the Employee in and to such Restricted Stock Units shall lapse.  In addition, the Committee shall from time to time determine in its sole discretion whether any period of nonactive employment, including authorized leaves of absence, or absence by reason of military or governmental service, shall constitute termination of employment for the purposes of this Section.

8.                                       The granting of this Restricted Stock Unit Award shall not in any way prohibit or restrict the right of the Corporation to terminate the Employee’s employment at any time, for any reason.  The Employee shall have no right to any prorated portion of the value of the Restricted Stock Units otherwise deliverable to the Employee on the anniversary hereof next following a termination of employment (whether voluntary or involuntary) in respect of a partial year of employment.

9.                                       Any payment required under this Agreement shall be subject to all requirements of the law with regard to income and employment withholding taxes, filings, and making of reports, and the Corporation and the Employee shall use their best efforts to satisfy promptly all such requirements, as applicable.

10.                                 In the event of a “change in control”, as that term is defined in the Plan, then the Employee shall have all the rights specified in Paragraph 10(B) of the Plan, which shall include the immediate lapsing of all restrictions on the Restricted Stock Units.

11.                                 Each capitalized word used in this Agreement without definition shall have the same meaning set forth in the Plan, the terms and conditions of which shall constitute an integral part hereof.  For all purposes of this Agreement, references to employment with the Corporation shall include employment with any of the Corporation’s subsidiaries.

12.                                 Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Treasurer of the Corporation at its principal office and to the Employee at his address as shown on the Corporation’s payroll records, or to such other address as the Employee by notice to the Corporation may designate in writing from time to time.

13.                                 Nothing herein contained shall confer on the Holder any right to continue in the employment of the Corporation or interfere in any way with the right of the Corporation to terminate the Holder’s employment at any time; confer on the Holder any of the rights of a shareholder with respect to any of the Restricted Stock Units; affect the Holder’s right to participate in and receive benefits under and in accordance with the provisions of any pension, profit-sharing, insurance, or other employee benefit plan or program of the Corporation or any of its subsidiaries; or limit or otherwise affect the right of the Board of Directors of the Corporation (subject to any required approval by the shareholders) at any time or from time to time to alter, amend, suspend or discontinue the Plan and the rules for its administration; provided, however, that no termination or amendment of the Plan may, without the consent of the Holder, adversely affect the Holder’s rights under the Restricted Stock Units.

PEPSIAMERICAS, INC.

By:
Senior Vice President

ACCEPTED:

Employee